Exhibit 99.1

Contacts: Phillip D. Kramer	A. Patrick Diamond
Executive Vice President and CFO	Director, Strategic Planning
713/646-4560 – 800/564-3036	713/646-4487 – 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline and Vulcan Capital

To Acquire Natural Gas Storage Entity From Sempra Energy

(Houston – August 22, 2005)  Plains All American Pipeline, L.P. (NYSE: PAA) and Vulcan Capital (“Vulcan”) announced today that PAA/Vulcan Gas Storage, LLC (“Plains/Vulcan”) has signed a definitive agreement to acquire all of the equity of Energy Center Investments Corporation (“ECIC”), an indirect subsidiary of Sempra Energy that develops and operates underground natural gas storage facilities. ECIC’s principal assets consist of (i) Bluewater Gas Storage (“Bluewater”), an operating natural gas storage facility in Michigan; (ii) Pine Prairie Energy Center (“Pine Prairie”), a natural gas storage development project in Louisiana; and (iii) other similar projects and opportunities under various stages of review and evaluation.

Plains/Vulcan is owned 50% by PAA and 50% by a subsidiary of Vulcan Capital, the investment arm of Paul G. Allen. The Board of Directors of Plains/Vulcan, which will include an equal number of PAA and Vulcan representatives, will be responsible for providing strategic direction and policy-making and PAA will be responsible for the day-to-day operations of Plains/Vulcan.

The total purchase price for the transaction is approximately $250 million, excluding transaction costs. Plains/Vulcan anticipates investing an additional $260 million over the next several years to complete the development of Pine Prairie, a multi-cavern storage facility. Upon completion of the Pine Prairie project, PAA’s proportionate total investment will be approximately $255 million, which it intends to fund with at least 50% equity. The transaction is expected to close in September, subject to receipt of necessary regulatory approvals and satisfaction of customary closing conditions.

“We are pleased to announce this transaction, which provides Plains All American with high quality and strategically located assets and also establishes a platform for future growth and expansion in the natural gas storage business,” said Greg L. Armstrong, Chairman and Chief Executive Officer of Plains All American. “The natural gas storage business is very compatible with, and complementary to, PAA’s proven business model and this transaction is consistent with our stated strategy of prudently and economically leveraging our asset base, knowledge base and skill sets.” Armstrong noted that Plains/Vulcan is committed to continuing to provide quality, reliable service to current and future customers of Bluewater and Pine Prairie.

“Natural gas storage is a strategically important asset for the future of the U.S. natural gas market,” said David N. Capobianco, Managing Director of Vulcan Capital and a Director of PAA. “As U.S. demand for natural gas continues to grow, outpacing the growth in production in the lower 48 states, foreign sources for natural gas and LNG will become increasingly important to meet excess demand. Given the increasing volatility in the timing of gas supply and the seasonal nature of demand, storage will be critical to maintain market equilibrium. The combination of the strategically located assets of ECIC and PAA’s proven approach to managing assets and capital will begin a process that we believe will produce a leader in the natural gas storage sector.”

Bluewater is a converted producing Niagara reef reservoir, located in St. Clair County, Michigan, with a current natural gas storage working capacity of approximately 20 Bcf. The facility is expected to reach a working capacity of approximately 24.5 Bcf in 2006 and has multiple connecting carriers and significant operational flexibility. Pine Prairie is a natural gas storage project that will be developed as a 24 Bcf high deliverability salt dome storage facility that is expected to be an active participant in the Gulf Coast natural gas distribution system, which should benefit from the development of future LNG facilities. The necessary land and permits have been acquired and construction is underway. The facility is currently scheduled to be operational in mid-2007 and fully developed in mid-to-late 2009.

The Partnership indicated that ECIC’s aggregate capital expenditures and cash flow are expected to ramp up over the next four to five years as the phased construction of Pine Prairie is completed. The Partnership estimates ECIC’s aggregate earnings before interest, taxes, depreciation and amortization (“EBITDA”) will increase from approximately $14 million in 2006 (excluding construction related overhead) to approximately $70 to $75 million in 2010, which is projected to be the first full year of commercial operations for all three caverns at the Pine Prairie facility. The site at Pine Prairie is designed to accommodate a fourth cavern if market conditions warrant, which would increase the capacity of Pine Prairie by an incremental 33%.

“This opportunity expands the scale and scope of PAA’s operations and we believe it will be favorable for our business profile and credit rating objectives,” said Phil Kramer, Executive Vice President and CFO of Plains All American. “We are committed to fund this transaction, and any similar acquisitions, with at least 50% equity.” Kramer further noted that, subject to final review and interpretation of the application of FIN 46R, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin #51, PAA’s investment in Plains/Vulcan is expected to be accounted for using the equity method of accounting.

Armstrong noted that this acquisition opportunity was not the result of a typical auction process. “This opportunity was sourced by Vulcan Capital in essentially a negotiated transaction. We were invited to participate by Vulcan Capital at an early stage of their discussions and we are very appreciative for the opportunity to co-invest in this opportunity. We believe this is a further demonstration of Vulcan Capital’s and Paul G. Allen’s support and commitment to Plains All American.”

Through its affiliates, Vulcan Capital owns approximately 54% of the general partner of Plains All American and approximately 20% of the outstanding limited partner units of Plains All American.

Simmons & Company International served as exclusive financial advisor to Plains All American in connection with the acquisition.

Non-GAAP Financial Measures

In this release, the Partnership’s disclosure of earnings before interest, taxes, depreciation and amortization (“EBITDA”) associated with the acquired assets is not presented in accordance with generally accepted accounting principles. Net income and cash flow from operations are the most directly comparable GAAP measures to EBITDA. This release does not include a reconciliation for the periods mentioned above because it is impracticable, in this situation, to reconcile EBITDA to net income or operating cash flow for forecasted periods. EBITDA is presented because the Partnership believes it provides additional information with respect to both the performance of its fundamental business activities as well as its ability to meet future debt service, capital expenditures and working capital requirements. The Partnership also believes that debt holders commonly use EBITDA to analyze Partnership performance.

Conference Call

The Partnership will host a conference call to discuss the acquisition on Monday, August 22. Specific items to be addressed in this call include:

1.                                       the industrial logic and strategic rationale supporting this acquisition;

2.                                       the assets and associated projects being acquired as well as various elements that will comprise the Partnership’s total investment;

3.                                       the anticipated financial performance of the assets;

4.                                       our financing plans with respect to funding this transaction;

5.                                       the near- and intermediate-term risks and challenges of the transaction; and

6.                                       the acquisition metrics and accretion implications of the transaction and some brief closing thoughts.

The call will begin at 3:30 PM (Central). To participate in the call, please call 800-473-6123, or, for international callers, 973-582-2706 at approximately 3:25 PM (Central). No password or reservation number is required.

Webcast Instructions:

To access the Internet webcast, please go to the Partnership’s website at www.paalp.com, choose “Investor Relations”, and then choose “Conference Calls”. Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership’s website.

Telephonic Replay Instructions:

Call 877-519-4471 or international call 973-341-3080 and enter PIN # 6378187

The replay will be available beginning Monday, August 22, 2005, at approximately 6:30 PM (Central) and will continue until 11:59pm (Central), Monday, August 29, 2005.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things: shortages or cost increases in power supplies, materials, labor or third-party services; weather interference with business operations or project construction; successful integration and future performance of acquired assets or businesses; the success of our risk management activities; the availability of, and ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; supply and demand for natural gas and competing energy sources; the effects of competition; continued credit worthiness of, and performance by, our counterparties; the impact of natural gas price fluctuations; the impact of current and future laws, rulings and government regulations from local, state and federal agencies; fluctuation in the debt and equity capital markets; general economic, market or business conditions; and other factors and uncertainties inherent in the storage of natural gas.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

Vulcan Capital is the private investment arm of Vulcan Inc., the project and investment management company founded by Paul G. Allen in 1986 to manage his personal and business initiatives. Focused on generating long-term value appreciation across a multibillion dollar portfolio, Vulcan Capital spans diverse industry sectors and investment asset classes, ranging from early-stage venture investments to public equity value investing, leveraged buyouts, acquisitions, and distressed situations. Visit Vulcan Capital at capital.vulcan.com.

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